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                                                                   EXHIBIT 10.18


                             AGREEMENT OF EMPLOYMENT

         AGREEMENT, made as of this 6th day of August, 1999, between Humboldt Industries, Inc., a Pennsylvania corporation (the "Employer") and Judith Patterson (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Employer and the Employee desire to enter into an Agreement relating to the employment of the Employee by the Employer.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. EMPLOYMENT. The Employer hereby employs Employee and Employee hereby accepts employment by the Employer, upon the terms and conditions hereinafter set forth.

         2. EFFECTIVE DATE. The effective date of this Agreement shall be the closing date of the PetQuarters.com acquisition of Humboldt Industries. This Agreement shall continue in full force and effect until July 31, 2001 or until terminated or amended by the parties hereto.

         3. DUTIES. The Employee shall devote her full time and attention to the Employer's business of catalog sales and direct marketing of pet supplies and products, as an employee of the Employer, and the Employee shall not, without the written consent of the Chief Executive Officer of Employer, either directly or indirectly, engage in any other profession or business activity, whether or not such professional or business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that the Employee may engage in personal non-financial pursuits that do not substantially interfere with the performance of her duties under this Agreement and nothing contained herein shall be construed as preventing the Employee from investing

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her assets in such form or manner as will not require her services in the operation of the affairs of the company or companies in which such investment or investments are made.

         The Employee shall abide by all of the rules, regulations and policies established or promulgated by the Employer. The Employee shall devote such time to the administration and operation of the business of the Employer as the Employer shall determine.

         4. DIRECTION OF SERVICES. The Employer shall direct, control and supervise the duties and work of the Employee; provided, however, that the Employer shall not impose employment duties or constraints of any kind which would require the Employee to infringe the ethics of her profession or violate any ordinance or law.

         5. RELATIONSHIP OF PARTIES. The relationship between the Employee and the Employer is that of employee and employer. The Employee, by virtue of this relationship, shall not have any interest in the Employer's tangible or intangible assets.

         6. COMPENSATION.

                  A. Salary: Employee shall have and receive, subject to withholding and other applicable employment taxes a yearly salary of Eighty Thousand Dollars ($80,000), payable on a bi-weekly basis. Such yearly salary is based upon One Thousand, Five Hundred (1,500) hours per average minimum work year, and may be raised by written agreement of the Chief Executive Officer, and subject to the approval of the Board of Directors of the Employer, but it shall not be reduced under the amount set forth herein, unless by written agreement of the Employee.


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                  B. Vehicle: Employer shall provide Employee with a monthly vehicle allowance of $1,200 for the term of this Agreement. Employee shall be responsible for all expenses ordinarily and customarily associated with the use of a vehicle, including, but not limited to gas, oil, tires, maintenance and cleaning.

                  C. Other Expenses: Employer shall upon presentation of acceptable receipts, reimburse Employee for all travel and other out of pocket expenses paid by Employee and related to her carrying out of her duties under this Agreement. This shall include, but is not limited to lodging, transportation, meals, entertaining of suppliers and potential suppliers, gratuities, and all other customary expenses.

                  D. Withholding: Employer shall be responsible for making all withholding of taxes and other such expenses, including federal, states and local taxes.

                  E. Health Plan: Employer shall, at its expense, if Employee elects, include Employee as a participant in the Group Health Coverage Plan. The Employee's rights and entitlements with respect to any such benefits will be subject to the provisions of the relevant contracts, policies or plans providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Employer to initiate or maintain any such plan.

                  F. Other Plans: In addition to the items listed here, Employee shall be entitled to participate in all other employee benefit plans in which any other full time employee of Employer is entitled to participate.

                  G. Stock grants: Employee shall receive 5,000 shares of common stock of PetQuarters, Inc., pursuant to the terms and conditions of the Restricted Stock Agreement attached hereto as Exhibit A, upon the effective date of this


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         Agreement and conditioned upon her continued employment for one year and one day from the date hereof. In the event of a change of voting control of PetQuarters, Inc., Employee shall be immediately vested in all shares previously granted to her pursuant to this Exhibit A. In the event Employee either is terminated for cause or terminates her employment on or prior to one year and one day from the date hereof, all shares granted to but not vested in Employee shall be forfeited by Employee to PetQuarters and these grants shall be deemed null and void.

         7. VACATION. The Employee shall be entitled to Twenty (20) working days of vacation with pay per year of this Agreement. Such vacation to be taken by the Employee at such time or times as shall be approved by the Chief Executive Officer of Employer. In addition, the Employee shall be entitled to such holidays as the Board of Directors of Employer may approve for all employees. Unused days of vacation may not be carried over from one fiscal year to another.

         8. TERMINATION OF EMPLOYMENT. This Agreement, and the Employee's employment hereunder, may be terminated by Employee upon Thirty (30) days written notice by Employee to Employer and shall be terminated immediately upon the happening of any of the following events:

                  A. The death or disability of the Employee.

                  B. The Employee's being convicted for the commission of a felony under any federal or state law.

                  C. For purposes of this Agreement, "disability" shall mean a physical or mental disability of Employee which results in her absence from work for One Hundred Twenty (120) days during any Six (6) month period. Such disability


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         shall be determined by a physician selected by a licensed Arbitrator appointed by the Philadelphia Regional Office of the American Arbitration Association, in accordance with the terms of the Uniform Arbitration Act, and such physician's determination shall be binding upon Employer and Employee.

                  D. By the Employer with "good cause" upon the giving of 3 days written notice. For the purpose of this Agreement, "good cause" shall include, alcohol or drug abuse, proven dishonesty, theft, fraud, embezzlement, conviction of a felony, or other actions by the Employee which cause material harm to, or publicly defame the name of, the Employer.

         Upon any such termination of this Agreement, the Employee's employment shall terminate and the Employee shall be entitled to receive her monthly salary prorated through the date of such termination. The Employee shall not be entitled to receive any severance pay or other additional compensation, unless the Employer, in the sole discretion of the Board of Directors, shall so elect.

         In the event of such termination, the Employee shall immediately pay any indebtedness owed to the Employer, and shall reimburse the Employer for any unearned prepaid expenditures incurred on behalf of or for the benefit of the Employee. The Employer may, in its sole discretion, deduct or offset any such amounts owed to it by the Employee from any amounts that may otherwise be due to the Employee from the Employer. All amounts due to the Employee under the provisions of this Paragraph 8 shall be determined by the accountant or the accounting firm then employed by the Employer and the determination of such accountant or accounting firm shall be conclusive and binding on the parties hereto. Following termination, Employee shall fully cooperate with Employer and all matters relating to the winding up of her pending


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work on behalf of Employer and the orderly transfer of any such pending work to other employees of Employer.

         9. CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT. Employee acknowledges that, as an employee of Employer, Employee has been and will be in a position to receive or have access to confidential information (as hereafter defined) regarding the business carried on by Employer through its employees. Confidential Information includes, but is not limited to, all information regarding Employer's: (a) customers and customer lists, including all names, addresses, phone numbers and any other pertinent information; (b) sources of supply, price lists and costs; (c) marketing strategies and procedures, advertising strategies and sales methods; (d) corporate strategies, plans and goals; (e) information contained in training manuals; (f) technical information;
(g) prospective and executed contracts, financial information and other business arrangements; (h) all other proprietary knowledge or data acquired or obtained through Employee's relationship with Employer. Employee hereby agrees that, except with the prior written consent of Employer, Employee will not, during the course of employment with Employer or at any time thereafter, directly or indirectly use, disclose or disseminate (in any manner) to any other person (including any individual or entity) any Confidential Information. In the event Employee's employment with Employer terminates or is terminated for any reason, Employee agrees to return to Employer all documentation pertaining or relating to any Confidential Information.

         Employee also recognizes and agrees that in the event of Employee's breach or violation of any provisions of this paragraph, Employer may suffer irreparable injury that cannot adequately be compensated for monetary damages and agrees that Employer shall have the immediate right to obtain a preliminary or final injunction against Employee


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issued by a court of competent jurisdiction enjoining any breach or violation of this paragraph.

         10. COVENANT NOT COMPETE. To induce Employer to employ Employee, Employee agrees, commencing on the date of Employee's termination of employment for any reason except if Employee is terminated by Employer, without good cause, and continuing a period of one year, she shall not solicit, accept business, or in any way compete with Employer, whether on her own account or as a shareholder, partner, joint venturer, employee, consultant, advisor and/or agent of any person, firm, corporation or other entity. Employee acknowledges, represents and warrants to Employer that the covenant of Employee hereunder is reasonably necessary for the protection of Employer's interest and is not unduly restrictive upon Employee.

         Employee also recognizes and agrees that in the event of Employee's breach or violation of any provisions of this paragraph, Employer may suffer irreparable injury that cannot adequately be compensated for monetary damages and agrees that Employer shall have the immediate right to obtain a preliminary or final injunction against Employee issued by a court of competent jurisdiction enjoining any breach or violation of this paragraph.

         11. BENEFIT. This Agreement shall bind all parties, the respective heirs, executors, administrators and assigns, but nothing contained herein shall be construed as an authorization or right of any party to assign his rights or obligations hereunder.

         12. WAIVER OF BREACH OR VIOLATION NOT DEEMED CONTINUING. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.


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         13. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if, in the case of the Employee, furnished in writing and sent by registered mail to the Employee's last known residence or, in the case of the Employer, to its principal office in Lonoke, Arkansas.

         14. AUTHORITY. The provisions of this Agreement required to be approved by the Board of Directors have been so approved and authorized.

         15. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Pennsylvania.

         16. FORCE MAJEURE. Employee and Employer shall be excused for the period of any delay in the performance of any obligations under this Agreement when prevented from performing such obligations by cause or causes beyond their reasonable control, including, without limitation, civil commotion, war, invasion, rebellion, hostilities, military or usurped power, sabotage, pestilence, riots, fire or other casualty or acts of God.

         17. SURVIVAL. The covenants contained in or liabilities accrued under this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

         18. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

         19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         20. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may not be changed except by a writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

         IN WITNESS WHEREOF, the Employer has hereunto caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set her hand, all being done in duplicate originals with One (1) original being delivered to each party on the day and year first above written.

                                       EMPLOYER:

                                       HUMBOLDT INDUSTRIES, INC., a wholly-owned subsidiary of PetQuarters, Inc.

Attest:
                                       By:
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                                           President

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Assistant Secretary


                                       EMPLOYEE:


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                                       Judith Patterson


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